Exhibit 99

For Immediate Release

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

or

Don Hunt, Noel Ryan

Investor Relations

Lambert, Edwards & Associates, Inc.

616-233-0500

Fremont Michigan InsuraCorp, Inc. Reports

First Quarter 2008 Results Highlighted by 37.5% Increase in Net Income

Fremont, Michigan, May 5, 2008 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) reported net income increased 37.5% for the first quarter 2008 to $1,104,000, or $.63 per share, compared to net income for the first quarter 2007 of $803,000 or $.46 per share. Underwriting profit increased 39.4% to $817,000 for the first quarter 2008 compared to $586,000 for the first quarter 2007. Stockholders’ equity increased to $39.7 million or $22.98 per share at March 31, 2008 compared to $39.4 million or $22.82 as of December 31, 2007.

“Fremont Insurance continues to provide exceptional top line growth in the highly competitive Michigan marketplace. Risk selection within our target markets by our agency partners coupled with sound internal underwriting, provides the framework for improvement in the comparative net income”, said Richard E. Dunning, President and CEO.

Consolidated Statement of Income (Unaudited)

	Quarter Ended March 31,
	2008	2007
Direct premiums written	$12,063,702	$10,962,905

Net premiums written	$9,576,866	$8,631,809

Net premiums earned	$11,216,905	$10,265,293
Loss and LAE	6,336,499	5,830,670
Policy acquisition and other underwriting expenses	4,063,034	3,848,134

Underwriting gain	817,372	586,489
Other revenue (expense) items
Net investment income	516,236	491,407
Net realized gains on investments	158,602	27,979
Other income	138,141	104,406
Interest expense	—	(50,580)

Total other revenue (expense) items	812,979	573,212

Income before federal income taxes	1,630,351	1,159,701
Federal income tax expense	(525,897)	(356,226)

Net income	$1,104,454	$803,475

Loss and LAE ratio	56.5%	56.8%
Policy acquisition and other underwriting expense ratio	36.2%	37.5%
Combined ratio	92.7%	94.3%

Underwriting

Direct premiums written increased 10.0% during the quarter led by continued growth in our personal auto and homeowners product lines while net premiums earned increased 9.3%. The combined ratio for the first quarter 2008 dropped to 92.7% from 94.3% in the first quarter 2007 as result of a reduction in the expense ratio. The expense ratio was positively affected in the first quarter of 2008 by the increased level of earned premium.

“Our ability to generate a combined ratio in the low nineties during the current soft market is a testament to the focus and hard work of our employees and independent agency force,” said Kevin G. Kaastra, Vice President of Finance. We are committed to maintaining a quality book of business while not compromising on our philosophy of ensuring that our products are adequately priced for the risk assumed.

Investments

Net investment income increased 5.1% to $516,000 for the first quarter of 2008 from $491,000 in the first quarter 2007. The increase is driven by a higher tax equivalent book yield in the fixed portfolio. As of March 31, 2008, the tax equivalent book yield for the fixed portfolio was 5.29%, an increase of 36 basis points as compared to 4.93% as of March 31, 2007. Net realized investments gains increased to $159,000 during the first quarter 2008 compared to $28,000 during the first quarter 2007.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.

Contact

Fremont Michigan InsuraCorp, Inc.

Kevin G. Kaastra

Vice President of Finance

231-924-0300

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	March 31, 2008	December 31, 2007
Assets

Investments:
Fixed maturities available for sale, at fair value	$49,823,840	$50,528,874
Equity securities available for sale, at fair value	7,356,610	8,305,133
Mortgage loans on real estate from related parties	251,792	253,656

Total investments	57,432,242	59,087,663
Cash and cash equivalents	4,561,774	4,033,158
Premiums due from policyholders, net	7,426,189	7,852,730
Amounts due from reinsurers	6,202,141	6,588,847
Prepaid reinsurance premiums	319,942	258,875
Accrued investment income	561,082	533,843
Deferred policy acquisition costs	3,075,821	3,334,001
Deferred federal income taxes	3,311,254	2,920,648
Property and equipment, net of accumulated depreciation	2,485,196	2,500,988
Other assets	3,327	43,905

	$85,378,968	$87,154,658

Liabilities and Stockholders' Equity

Liabilities:
Losses and loss adjustment expenses	$17,928,231	$18,058,919
Unearned premiums	21,068,457	22,727,515
Reinsurance balances payable	35,791	199,463
Accrued expenses and other liabilities	6,612,179	6,742,803

Total liabilities	45,644,658	47,728,700

Commitments and contingencies

Stockholders' Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,729,236 and 1,727,456 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,765,021	7,722,424
Retained earnings	31,500,225	30,395,771
Accumulated other comprehensive income	469,064	1,307,763

Total stockholders' equity	39,734,310	39,425,958

Total liabilities and stockholders' equity	$85,378,968	$87,154,658

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended March 31,
	2008	2007
Revenues:
Net premiums earned	$11,216,905	$10,265,293
Net investment income	516,236	491,407
Net realized gains on investments	158,602	27,979
Other income, net	138,141	104,406

Total revenues	12,029,884	10,889,085

Expenses:
Losses and loss adjustment expenses, net	6,336,499	5,830,670
Policy acquisition and other underwriting expenses	4,063,034	3,848,134
Interest expense	—	50,580

Total expenses	10,399,533	9,729,384

Income before federal income tax expense	1,630,351	1,159,701
Federal income tax expense	525,897	356,226

Net income	$1,104,454	$803,475

Earnings per share
Basic	$.64	$.47
Diluted	$.63	$.46